OLD NATIONAL BANCORP
NYSE: ONB
www.oldnational.com

SUBJECT:	Third Party Tender Offer for ONB Capital Trust II Trust Preferred Securities
DATE:	May 3, 2007
For Further Information:	Media: Kathy A. Schoettlin - (812) 465-7269 Vice President - Public Relations

Financial Community: Lynell Walton - (812) 464-1366 Vice President - Investor Relations

EVANSVILLE, Indiana: Bear, Stearns & Co. Inc., today launched a cash tender offer for any and all of the outstanding 8.00% Trust Preferred Securities (the "TRUPS") issued by ONB Capital Trust II ("ONB Trust II") (NYSE: ONBprB). The TRUPS are fully, irrevocably and unconditionally guaranteed by Old National Bancorp (NYSE: ONB). Neither Old National nor ONB Trust II is making any recommendation as to whether holders of the TRUPS should tender the TRUPS in response to the tender offer and no one has been authorized by either of them to make such a recommendation. Holders of TRUPS must make their own decisions as to whether to tender TRUPS.

In the event the minimum tender condition (at least 82% of the outstanding TRUPS are validly tendered, and not validly withdrawn, at or prior to 5:00 p.m., New York City time, on May 24, 2007 unless extended by Bear Stearns) is satisfied, Old National anticipates it may (i) execute a notice to dissolve ONB Trust II, as permitted by the Amended and Restated Trust Agreement among Old National, as depositor, Bank One Trust Company, NA, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee and the Administrators and the several Holders of the Trust Securities dated as of April 12, 2002, and holders of TRUPS will automatically receive junior subordinated debentures in exchange for their TRUPS, (ii) exchange new securities, upon terms and conditions to be determined, for the junior subordinated debentures that Bear Stearns receives upon dissolution of ONB Trust II, and (iii) exercise its rights under the redemption provision and the junior subordinated debentures not owned by Bear Stearns may be redeemed at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date. Any such actions by Old National will depend upon a number of factors, conditions or considerations that will be determined at such time in the future.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.3 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the company's website at www.oldnational.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expect," "intend," "believe," "anticipate," "could," "may," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those contained in or implied by such statements. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plans including the issuance of new securities, and other matters discussed in this news release, changes in the economy which could materially impact interest rates and significant changes in accounting, tax or regulatory practices or requirements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.